Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(310) 854-8300

IMMEDIATE RELEASE:

JULY 29, 2008

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR THIRD QUARTER OF FISCAL 2008

Total June Quarter Revenue of $230.5 Million

Coal Growth Offsets Building Products Decline

2008 Recurring EPS of $0.31 up 15% from 2007

SOUTH JORDAN, UTAH, JULY 29, 2008 (NYSE: HW) – HEADWATERS INCORPORATED today announced results for its quarter ended June 30, 2008, the third quarter of its 2008 fiscal year.

Highlights for the June quarter included:

•	Doubling of clean coal sales revenue to $13.1 million over the March quarter

•	Clean coal sales per ton increased by 20% over the March quarter

•	Tons of clean coal sold increased 85% over the March quarter

•	Reported $2.0 million of HCAT catalyst sales related to commercial trials

•	Steady performance by CCP segment

•	Down cycle in building products continues to negatively impact earnings

Results for the Quarter and Nine Months ended June 30, 2008

The decline in net income and earnings per share for the June 2008 quarter and for the nine months ended June 2008, compared to the same periods in 2007, is primarily due to the expiration of our Section 45K business. Although less significant, the substantial downturn in residential construction also contributed to the decline.

Headwaters’ total revenue for the June 2008 quarter was $230.5 million, down from $336.3 million for the June 2007 quarter. Gross profit decreased from $118.6 million in the June 2007 quarter to $64.3 million in the June 2008 quarter. Operating income decreased from $69.8 million to $21.1 million. Net income in the June 2008 quarter of $13.7 million, or $0.31 per diluted share, compares to $46.4 million, or $0.98 per diluted share in the June 2007 quarter.

Headwaters’ total revenue for the nine months ended June 30, 2008 was $651.3 million, down from $885.4 million for the nine months ended June 30, 2007. Gross profit decreased from $293.0 million for the nine months ended June 30, 2007 to $168.7 million for the nine months ended June 30, 2008. Operating income decreased from $149.1 million to $30.5 million. Net income for the nine months ended June 30, 2008 was $14.4 million, or $0.35 diluted earnings per share, compared to net income of $90.6 million, or $1.94 per diluted earnings per share, for the nine months ended June 30, 2007.

Results Excluding Section 45K and the Mortar/Stucco Businesses

Due to the expiration of Section 45K on December 31, 2007, all licensee and Headwaters’ synfuel facilities ceased operations. The difference between actual revenue and net income and recurring revenue and net income is substantially related to the termination of our Section 45K business and revenue. Section 45K revenue was negligible during the June 2008 quarter. Also, Headwaters sold its mortar/stucco business early in the fiscal year and accordingly had no revenues or net income from those operations in the June 2008 quarter. Recurring revenue for the June 2008 quarter of $230.1 million was $0.8 million less than recurring revenue of $230.9 million in the June 2007 quarter. Recurring net income for the June 2008 quarter was $13.5 million, or diluted earnings per share of $0.31, compared to net income of $12.7 million, or diluted earnings per share of $0.27, in the June 2007 quarter.

Restructuring and Productivity Improvements

Headwaters is continuing its efforts to improve performance in response to the building products industry down cycle. Our current cost improvement plan affects all units of the Company, but most of the activity is in our building products division. Last quarter we announced initiatives totaling $20 million of potential annualized cost savings. Of this total, we have effected changes representing $15 million of annualized cost savings or 75% of our total plan. We continue to identify additional cost savings as we pursue more efficiency in our manufacturing, distribution, and administrative functions throughout the company.

Operating Performance`

Coal Combustion Products

Revenues from coal combustion products (“CCPs”) were generally consistent with 2007, decreasing $0.6 million, from $83.2 million in the June 2007 quarter to $82.6 million in the June 2008 quarter. The gross margin of 29.7% in 2008 was also essentially the same as in 2007, which was 29.8%, while the operating margin of 21.0% in June 2008 was lower than the operating margin of 21.6% in June 2007. CCPs’ comparative 2008 performance was influenced by the general slow down in the economy, including residential construction, and by variations in sales mix among regions and products. The slowdown in the Florida and California markets was particularly acute.

Building Products

After adjustment for the sale of our mortar/stucco business, revenues from our building products business in the June 2008 quarter decreased 11.1% to $129.3 million from $145.5 million in the June 2007 quarter. The gross margin of 27.3% in 2008 decreased from the adjusted 2007 gross margin of 34.4%, and the operating margin of 8.4% in June 2008 was lower than the adjusted June 2007 operating margin of 15.9%. Headwaters believes the decreases in margins are related to the lower sales of mature products resulting in lower fixed cost absorption, increasing emphasis on new products with higher start up costs, and increasing raw material costs. Our portfolio of new products continues to grow and perform well, even in the midst of the continuing down cycle in residential construction.

Energy Segment

Clean coal sales in the June 2008 quarter were $13.1 million, compared to less than $0.5 million in the June 2007 quarter and $6.2 million in the March 2008 quarter. Headwaters sold 192,000 tons (including 53,000 tons in our tolling operations) of coal in the March 2008 quarter, and 358,000 tons (including 100,000 tons in tolling operations) in the June 2008 quarter. Average revenue per ton for non-tolling product sold was $40 in the March 2008 quarter and $48 in the June 2008 quarter.

During the quarter, Headwaters acquired an additional coal cleaning facility in Alabama with capacity of approximately 250,000 tons of clean coal output. The facility is in start up operations, but requires upgrading to achieve its full capacity. We believe that the facility will qualify for Section 45 credits from the sale of steam coal, but is situated so that we should also be able to clean met coal from adjacent waste ponds.

In addition, we completed the construction of another coal cleaning facility in Alabama. The completed facility is now in initial start-up. Headwaters now has a total of eight facilities at various stages of operations, ranging from initial start-up to full operation. The three initial facilities that have gone through ramp up, one of which is our tolling facility, are at or close to pro forma production. Further, we have three facilities under construction, allowing us to potentially exceed our goal of 10 operating facilities by the end of calendar 2008.

Clean coal sales revenue for fiscal 2008 is expected to be well within our projected range of $30 to $40 million, as we benefit from higher prices and production. Also, Headwaters is benefiting from utilization of tax credits from some of the refined coal sales, thus reducing its effective tax rate.

We continue to work with the three refineries that have installed our HCAT heavy oil upgrading technology. One of the refineries has targeted reintroduction of HCAT in the fourth calendar quarter of 2008. The Company recorded approximately $2.0 million of HCAT catalyst revenue in the June 2008 quarter from sales made to these refineries who continue their review of HCAT.

As reported previously, the expansion of our joint venture hydrogen peroxide facility in Ulsan, South Korea, was completed on budget and slightly ahead of schedule, doubling the capacity of the facility to 75 million tons of annual production. Delivery of hydrogen peroxide to SKC Chemical for the manufacture of propylene oxide has commenced and the facility operated near breakeven for the nine months ended June 30, 2008. However, Headwaters has incurred approximately $5.7 million in foreign currency losses since October 2007, primarily related to the strength of the Euro compared to the Korean Won, $1.0 million of which was recorded in the June quarter. EvonikHeadwaters continues to develop technology related to direct synthesis of hydrogen peroxide at its German demonstration plant.

Headwaters’ revenues are very seasonal. For fiscal 2008, substantially all of our operating income will be generated in the June and September quarters.

Our effective tax rate for fiscal 2008 is currently estimated to be approximately 30% and the recorded income tax rate for the nine months ended June 30, 2008 was 29.5%. However, due to the combination of significant quarterly fluctuations in pretax income and the timing of discrete income tax items, the reported income tax rate for the June 2008 quarter was 10.0%.

Capital Structure / Indebtedness

The components of Headwaters’ debt structure as of June 30, 2008 are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity
Senior secured first lien term loan	$210.0	LIBOR + 2.0%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $9.2 million)	$35.0	Prime + 0.75%	September 2009
Convertible senior subordinated notes	$332.5	2.50% and 2.875%	June 2011 and February 2014

Total	$577.5

With the exception of repayment of the senior revolving credit facility, Headwaters has no debt repayment requirements until 2011. Headwaters is in compliance with all debt covenant requirements. However, given the decrease in building products revenues during the continued construction downturn and the level of capital expenditures we are investing in coal cleaning facilities, there is the possibility of noncompliance with certain covenants as early as the September 30 quarter. Therefore, we are considering amendments to, or refinancing of, our senior credit facility to assure compliance with our covenants and to provide additional flexibility as the down turn in building products continues. The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/06	9/30/07	6/30/08
Current Ratio	1.88	1.88	1.90
Total Debt to Equity	0.74	0.65	0.71
Total Indebtedness to TTM EBITDA	2.21	1.80	3.49
Term Indebtedness to TTM EBITDA	1.54	.70	1.27
TTM EBITDA (in millions)	$269.1	$301.2	$165.4

EBITDA is used to make computations of the required debt leverage ratios. Headwaters’ TTM EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/06	9/30/07	6/30/08
Net Income (loss)	$102.1	$20.1	$(56.1)
Net Interest Expense	34.0	31.1	24.7
Income Taxes, as defined	62.3	69.8	20.7
Depreciation and Amortization, as defined	70.7	82.2	78.1
Goodwill Impairment	—	98.0	98.0
TTM EBITDA	$269.1	$301.2	$165.4

Commentary and Outlook

Steven G. Stewart, Headwaters’ Chief Financial Officer, stated, “With a Term Indebtedness to TTM EBITDA of 1.27, we are not highly leveraged at the senior debt level and our subordinated debt is highly flexible. Our businesses will provide excess cash flow during the last six months of the calendar year, allowing us to execute our business plan, complete construction of our coal cleaning facilities, and reduce our senior credit revolver. We believe free cash flow in fiscal 2009 will significantly increase over 2008 as our coal cleaning business generates substantial earnings and our aggressive construction program is successfully completed. We continue to believe our earnings per share guidance for 2008 of $0.60 to $0.75 per share is appropriate.”

“We have not reached the bottom of the residential construction cycle and we continue to be negatively impacted by the slowdown,” said Kirk A. Benson, Chairman and Chief Executive Officer. “But in the quarter we offset weak building products revenues with growth in clean coal sales. The positive trend in clean coal sales and production will continue as we ramp up more facilities and take advantage of increases in coal prices later this calendar year.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 5, 2008, by dialing 800 405-2236 or 303-590-3000 and entering code llll7709.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products, and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “plans,” variations of such words and similar expressions, are intended to help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and alternative energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2007, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2007	2008	2007	2008
Revenue:
Building products	$155,576	$129,283	$393,878	$337,609
Coal combustion products	83,237	82,640	214,502	221,048
Energy	97,516	18,533	276,978	92,675

Total revenue	336,329	230,456	885,358	651,332
Cost of revenue:
Building products	103,327	93,960	281,065	248,639
Coal combustion products	58,394	58,117	154,636	161,676
Energy	56,037	14,087	156,632	72,334

Total cost of revenue	217,758	166,164	592,333	482,649

Gross profit	118,571	64,292	293,025	168,683
Operating expenses:
Amortization	5,730	5,469	17,388	16,412
Research and development	4,343	3,480	13,470	11,448
Selling, general and administrative	38,717	34,290	113,063	110,278

Total operating expenses	48,790	43,239	143,921	138,138

Operating income	69,781	21,053	149,104	30,545
Net interest expense	(6,664)	(5,556)	(24,001)	(17,607)
Other income (expense), net	(2,860)	(280)	(9,011)	7,498

Income before income taxes	60,257	15,217	116,092	20,436
Income tax provision	(13,860)	(1,520)	(25,500)	(6,030)

Net income	$46,397	$13,697	$90,592	$14,406

Basic earnings per share	$1.10	$0.33	$2.15	$0.35

Diluted earnings per share	$0.98	$0.31	$1.94	$0.35

Weighted average shares outstanding — basic	42,196	41,156	42,148	41,387

Weighted average shares outstanding — diluted	48,357	47,027	48,379	41,516

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2007	June 30, 2008
Assets:
Current assets:
Cash and cash equivalents	$55,787	$33,536
Trade receivables, net	188,334	137,422
Inventories	53,201	61,651
Other	51,074	61,663

Total current assets	348,396	294,272
Property, plant and equipment, net	225,700	282,639
Intangible assets, net	238,144	224,752
Goodwill	787,161	784,161
Other assets	56,488	50,306

Total assets	$1,655,889	$1,636,130

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$39,379	$33,151
Accrued liabilities	145,623	86,373
Current portion of long-term debt	—	35,000

Total current liabilities	185,002	154,524
Long-term debt	542,500	542,500
Income taxes	91,721	108,563
Other long-term liabilities	6,416	16,400

Total liabilities	825,639	821,987

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	511,496	508,257
Retained earnings	319,920	314,480
Other	(1,208)	(8,636)

Total stockholders’ equity	830,250	814,143

Total liabilities and stockholders’ equity	$1,655,889	$1,636,130